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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Bedford Property Investors, Inc.:


    We consent to the use of our report dated February 25, 1997, relating to the consolidated financial statements and financial statement schedule of Bedford Property Investors, Inc., incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.



    We also consent to the use of our reports dated January 31, 1997, relating to the combined historical summary of gross income and direct operating expenses of O'Toole Business Center, Signal Systems Building and 6500 Kaiser Drive; August 1, 1997, relating to the historical summary of gross income and direct operating expenses of Orillia Office Park; and August 1, 1997, relating to the combined historical summary of gross income and direct operating expenses of Executive Center at South Bank, Bedford Fremont Business Center, U.S. Bank Centre, Scripps Wateridge Corporate Center and Phoenix Airport Center (collectively, the Summaries), incorporated by reference herein. Our reports on the Summaries contain a paragraph that states that the Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note A to the Summaries. The Summaries are not intended to be complete presentations of income and expense of O'Toole Business Center, Signal Systems Building, 6500 Kaiser Drive, Orillia Office Park, Executive Center at South Bank, Bedford Fremont Business Center, U.S. Bank Centre, Scripps Wateridge Corporate Center and Phoenix Airport Center.



                                          /s/ KPMG Peat Marwick LLP



San Francisco, California
October 29, 1997